Exhibit 10.25

ARMSTRONG COAL COMPANY, INC.

LG&E/KU Contract No. J10009

COAL SUPPLY AGREEMENT

BETWEEN

ARMSTRONG COAL COMPANY, INC.

AND

LOUISVILLE GAS & ELECTRIC COMPANY

and

KENTUCKY UTILTIES COMPANY

December     , 2009

i

ii

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

COAL SUPPLY AGREEMENT

This is a coal supply agreement (the “Agreement”) entered into as of this      day of December, 2009, but shall be effective upon and only if and when the Commencement Date occurs as set forth in Section 2 below, between LOUISVILLE GAS AND ELECTRIC COMPANY (“LG&E”) and KENTUCKY UTILITIES COMPANY (“KU”), each a Kentucky corporation, with a common address at 220 West Main Street, Louisville, Kentucky 40202 (LG&E and KU are each individually sometimes herein called a “Buyer” as more particularly described below) and ARMSTRONG COAL COMPANY, INC. (“Seller”) a Delaware corporation with an address at 407 Brown Road, Madisonville, Kentucky 42431.

The Seller acknowledges that, while there will be no effect on the Base Quantity set forth in Section 3 below, LG&E and KU will allocate the quantity of coal to be purchased and received hereunder among themselves and that such allocation may change from time to time, at the sole discretion of LG&E and KU. Therefore, the term “Buyer” as used herein shall mean, (a) with respect to any particular “shipment” (as such term is defined in Section 6.2 below) actually received by either LG&E or KU, the party who actually received such shipment; and (b) with respect to any time or circumstance under this Agreement that the party or parties constituting “Buyer” is not determined pursuant to clause (a) immediately above (including, without limitation, matters involving exercise of rights or remedies by Buyer (or enforcing obligations, duties and liability against Buyer by Seller) not involving shipments or prior to receipt of shipments), the party or parties (and in such percentage allocation, if applicable) as determined

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

by LG&E and KU, in their sole discretion. As provided in Section 21.11 below, Seller agrees that the liability of each of LG&E and KU shall at all times be several and not joint, and that each party shall have obligations, duties and liability of a Buyer hereunder only to the extent (and in the percentage, if applicable) each such party is determined to be a “Buyer” pursuant to this paragraph. Also, each party shall have rights and remedies of a Buyer hereunder only to the extent (and in the percentage, if applicable) each of LG&E or KU is determined to be a “Buyer” pursuant to this paragraph. In the event the determination of Buyer pursuant to this paragraph is found contrary to law or unenforceable by any court of law, or cannot be reasonably made with respect to any particular circumstance for any reason, the rights, remedies, obligations, duties and liabilities of Buyer shall be allocated to each of LG&E and KU, severally and not jointly, 50% to each party.

In consideration of the agreements herein contained, the parties hereto agree as follows:

RECITALS:

WHEREAS, LG&E and KU are electric utility companies which desire to purchase steam coal; and

WHEREAS, Buyer and Seller desire to enter into a coal supply agreement pursuant to which the Seller will supply coal to Buyer under the terms as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

SECTION 1. GENERAL.

(a) The above recitals are true and correct and comprise a part of this Agreement.

(b) Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase and receive from Seller, steam coal subject to the terms and conditions set forth herein.

(c) Each covenant, representation and warranty given by Seller herein is a material inducement for Buyer to enter into this Agreement.

SECTION 2. TERM. The term of this Agreement shall commence (and this Agreement shall become effective), if at all, on the Commencement Date (as hereinafter defined) and shall continue through December 31, 2016 subject to the reopener provisions of §8.1(b), unless terminated pursuant to any of the terms set forth herein.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Commencement Date” shall mean (a) January 1, 2011, but if and only if the Mine Permit Date occurs on or before October 1, 2010; (b) January 1, 2012, but if and only if the Mine Permit Date occurs after October 1, 2010, but on or before October 1, 2011; or (c) January 1, 2013, but if and only if the Mine Permit Date occurs after October 1, 2011 and on or before October 1, 2012.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

“Mine Permit Date” shall mean the last day of the month in which Seller has obtained the last of all of the following permits: the surface mining permit from the Kentucky Division of Mine Permits, the Section 404 permit from the Army Corps. of Engineers, the Section 401 Water Quality Certification from the Kentucky Division of Water, the air permit to operate from the Kentucky Division for Air Quality and other like permits, if any, necessary to commence operations with respect to each of the following: (a) Equality Boot mine, (b) the refuse disposal facility associated with the preparation plant located at Armstrong Dock, and (c) the barge loading/unloading system between Equality Boot mine and Armstrong Dock. In the event the requisite permits described above with respect to the Equality Boot mine have not been obtained, but the requisite permits necessary to commence operations with respect to one of the other sources listed in the Contract (other than Big Run, Midway/East Fork and Parkway) have been obtained, then for purposes of this definition the term “Mine Permit Date” shall mean the last day of the month in which Armstrong has obtained the last of all of the requisite permits for such other source. Notwithstanding the foregoing, if requirements for the occurrence of the Mine Permit Date have been met (with respect to the Equality Boot mine or one of the other sources as provided above), but one or more of the permits necessary to commence operations, on the date which is three months following the date such requirements have been met, has been stayed, vacated, or otherwise rendered ineffective, or is being appealed or challenged pursuant to a formal proceeding, then the Mine Permit Date, for purposes of determining the Section 10.2 Settlement Payment Termination Date, shall be deemed to have not yet occurred. In such a circumstance, the Mine Permit Date shall be deemed to have occurred on the earlier of (i) the date that any such impediments are resolved such that Armstrong may commence operations with respect to such source, and (ii) the date the requisite permits are obtained with respect to another source listed in the Contract (other than [Big Run, Midway/East Fork and Parkway]) that is not subject to such impediments.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

Notwithstanding any provision to the contrary herein, it shall be a condition precedent (but shall be the only condition precedent) to the parties’ obligations, duties and rights hereunder, as well as to the enforceability of this Agreement, that the Mine Permit Date shall have occurred on or before October 1, 2012. Upon the mutual written agreement of the parties, such condition precedent may be waived. Should such condition precedent not be met or waived by the aforementioned date, this Agreement shall be deemed null and void and unenforceable ab initio, and neither party shall have any liability to the other related to or arising from this Agreement. If the Commencement Date is January 1, 2012, then any reference to obligations, duties and rights hereunder for the calendar year 2011 (including, without limitation, the sale and purchase of the Base Quantity of coal for 2011) shall not be applicable, and shall be treated as if deleted in their entirety from this Agreement. If the Commencement Date is January 1, 2013, then any reference to obligations, duties and rights hereunder for the calendar year 2011 and for the calendar year 2012 (including, without limitation, the sale and purchase of the Base Quantity of coal for 2011 and for 2012) shall not be applicable, and shall be treated as if deleted in their entirety from this Agreement.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

SECTION 3. QUANTITY.

§3.1 Base Quantity. Subject to the terms and conditions set forth in this Agreement, Seller shall sell and deliver, or cause to be delivered, and Buyer shall purchase and receive, or cause to be received, the following annual base quantity of coal (“Base Quantity”):

YEAR	BASE QUANTITY (TONS)
2011	1,250,000
2012	1,250,000
2013	1,250,000
2014	750,000
2015	750,000
2016	750,000

The Base Quantity of coal scheduled to be delivered in a given calendar year as set forth in the table above (as such quantity may be adjusted as provided in this §3.1) shall be delivered during that calendar year. Not withstanding the foregoing, if Seller or Buyer does not perform with respect to supplying or taking delivery of such Base Quantity scheduled for a particular year, for any reason, as a result of non-performing party’s actions or inactions to perform as required by this Agreement (except to the extent such failure to deliver is due to force majeure as provided in Section 10 hereof), then performing party at its sole option, may elect to make up such undelivered quantities (“Make-up Tons”) by having the non-performing party deliver or take

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

delivery to the undelivered quantities in the calendar year (the “Make-up Year”) immediately following the calendar year in which such Make-up Tons should have been delivered. Prior to making such election, performing party may request from non-performing party adequate assurances, satisfactory to performing party, that non-performing party is capable and will deliver or take delivery of, both the Base Quantity set forth for the Make-up Year and the Make-up Tons in the Make-up Year.

In the event performing party makes the election, the quantity of the Make-up Tons shall be added to and shall increase the Base Quantity set forth for the Make-up Year, and non-performing party shall deliver or take delivery of such new Base Quantity (including the Make-up Tons) during the Make-up Year pursuant to a new mutually agreed delivery schedule incorporating the delivery of the additional Make-up Tons. In such event, for accounting and payment purposes, the first (1st) tons delivered in the Make-up Year shall be considered the Make-up Tons and deliveries will not be considered a part of the original Base Quantity set forth for the Make-up Year unless and until non-performing party has delivered or taken delivery of all of the Make-up Tons which should have been delivered in the previous year. If the non-performing party’s failure to deliver or take delivery of all of the Base Quantity during a particular year constitutes a breach of or other violation under this Agreement, nothing in this §3.1 shall act as a waiver by the performing party of such breach or violation or shall act as a limitation on performing party’s remedies; provided however, that if performing party elects to make up the Make-up Tons, then such election and the receipt of the Make-up Tons in the Make-up Year shall be performing party’s sole and exclusive remedy for non-performing party’s failure to deliver the Make-up Tons in that particular year; provided, further, that once performing party elects to deliver or accept Make-up Tons and there is a failure to perform in providing or accepting the Make-up Tons, then the performing party shall not be limited to its choice of remedies as provided in this section, and can pursue or elect any other alternative remedy hereunder at law or in equity.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

§3.2 Delivery Schedule. Shipments are to be made on a ratable basis as adjusted during the year to reflect Buyer’s outages. Initial shipments shall begin on or about the Commencement Date (as defined in Section 2 above). Time is of the essence with respect to the schedule so established.

Except as otherwise provided herein, failure by Seller to deliver or Buyer to receive shipments in a timely fashion shall constitute a material breach within the meaning of Section 16 of this Agreement, unless such failure to deliver or receive shipments is the result of the other party’s action or inaction.

SECTION 4. SOURCE.

§4.1 Source. The coal sold hereunder, including coal purchased by Seller from third parties, shall be supplied from Seller’s mines as listed in Exhibit “A” attached hereto (the properties listed on Exhibit “A” are collectively referred to herein as the “Coal Property”).

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

§4.2 Assurance of Operation and Reserves. Seller represents and warrants that the Coal Property contains economically recoverable coal of a quality and in quantities which will be sufficient to satisfy all the requirements of this Agreement. Seller agrees and warrants that it will have at the Coal Property adequate machinery, equipment and other facilities to produce, prepare and deliver coal in the quantity and of the quality required by this Agreement. Seller further agrees to operate and maintain such machinery, equipment and facilities in accordance with good mining practices so as to efficiently and economically produce, prepare and deliver such coal. Seller agrees that Buyer is not providing any capital for the purchase of such machinery, equipment and/or facilities and that Seller shall operate and maintain same at its sole expense, including all required permits and licenses. Seller hereby dedicates to this Agreement sufficient reserves of coal meeting the quality specifications hereof and lying on or in the Coal Property so as to fulfill the quantity requirements hereof.

§4.3 Non-Diversion of Coal. Seller agrees and warrants that it will not, without Buyer’s express prior written consent, use or sell coal from the Coal Property in a way that will reduce the economically recoverable balance of coal in the Coal Property to an amount less than that required to be supplied to Buyer hereunder.

§4.4 Seller’s Preparation of Mining Plan. Seller shall have prepared a complete mining plan for the Coal Property with adequate supporting data to demonstrate Seller’s capability to have coal produced from the Coal Property which meets the quantity and quality specifications of this Agreement. Seller shall provide Buyer with two (2) copies of such mining plan which shall contain maps and a narrative depicting areas and seams of coal to be mined and shall include (but not be limited to) the following information: (i) reserves from which the coal will be produced during the term hereof and the mining sequence, by year (or such other time intervals as mutually agreed) during the term of this Agreement, from which coal will be mined; (ii) methods of

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

mining such coal; (iii) methods of transporting and, in the event a preparation plant is constructed at the Coal Property, methods of washing coal to insure compliance with the quantity and quality requirements of this Agreement including a description and flow sheet of the preparation plant; (iv) quality data plotted on the maps depicting data points and isolines by ash, sulfur, and Btu; (v) quality control plans including sampling and analysis procedures to insure individual shipments meet quality specifications; and (vi) Seller’s aggregate commitments to others to sell coal from the Coal Property during the term of this Agreement. Such complete mining plan shall be delivered to Buyer on or before March 31 of the year of the Commencement Date (as defined in Section 2 above), if required.

Buyer’s receipt of the mining plan or other information or data furnished by Seller shall not in any manner relieve Seller of any of Seller’s obligations or responsibilities under this Agreement; nor shall such review be construed as constituting an approval of Seller’s proposed mining plan as prudent mining practices, such review by Buyer being limited solely to a determination, for Buyer’s purposes only, of Seller’s capability to supply coal on a long-term basis to fulfill Buyer’s requirements of a dependable coal supply.

Seller shall annually provide Buyer with a mining plan update (“Update”) showing progress to date, conformity to original mining plan, and then known changes in reserve data and planned changes in mining progression, plans or procedures. The update shall be submitted annually on or before October 1 of each year following the Commencement Date during the term of this Agreement.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

§4.5 Substitute Coal. Notwithstanding the above representations and warranties, in the event that Seller is unable to produce or obtain coal from the Coal Property in the quantity and of the quality required by this Agreement, and such inability is not caused by a force majeure event as defined in Section 10, then Buyer will have the option of requiring that Seller supply substitute coal from other facilities and mines under all the terms and conditions of this Agreement including, but not limited to, the price provisions of Section 8, the quality specifications of §6.1, and the provisions of Section 5 concerning reimbursement to Buyer for increased transportation costs. Seller’s delivery of coal not produced from the Coal Property without having received the express written consent of Buyer shall constitute a material breach of this Agreement.

§4.6 Relationship of the Parties. Seller agrees that it is not and will not hold itself out as a partner, joint venture, employee, agent or representative of Buyer. Nothing herein contained shall be construed as creating a single enterprise, joint venture, agency, partnership, joint employer, owner-contractor, or lessor-lessee relationship between Buyer and Seller.

Seller shall have sole and exclusive authority to direct and control its respective activities and operations, and those of any subcontractors, undertaken in the performance of Seller’s obligations under this Agreement. Seller shall exercise full and complete control over its respective work force and labor relations policies. Buyer shall have no authority or control over Seller’s operations or work force.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

SECTION 5. DELIVERY.

§5.1 Barge Delivery. The coal shall be delivered to Buyer F.O.B. barge at the Armstrong Dock at mile point 76.6 on the Green River near Centertown, Kentucky (the “Barge Delivery Point”); provided however, if the Buyer or Buyer’s barging contractor is not permitted or able to take possession and control of the barge at such dock (for example: if the dock is part of a closed harbor), then the coal is not considered delivered hereunder unless and until the barge is placed into a position that Buyer or Buyer’s barging contractor can take possession and control of the barge and Buyer or Buyer’s barging contractor actually do take possession and control of such barge (in such case, the point where Buyer or Buyer’s barging contractor actually takes possession and control of the barge shall be considered the Barge Delivery Point hereunder). Seller may deliver the coal at a location different from the stated Barge Delivery Point, provided, however, that Seller shall reimburse Buyer for any resulting increases in the cost of transporting the coal to Buyer’s generating station(s). Any resulting savings in such transportation costs shall be retained by Buyer.

Title to and risk of loss of coal sold will pass to Buyer and the coal will be considered to be delivered when barges containing the coal are disengaged by Buyer’s barging contractor from the loading dock (except in the case where Buyer or Buyer’s barging contractor cannot take possession and control of the barge at the dock, the coal will be considered to be delivered at the moment Buyer or Buyer’s Contractor actually takes possession and control of the barge). Buyer or its contractor shall furnish suitable barges in accordance with a delivery schedule provided by Buyer to Seller. Seller shall load and trim the coal into barges to the proper draft and the proper

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

distribution within the barges. Seller shall arrange and pay for all costs of transporting the coal from the mines to the Barge Delivery Point (including, without limitation, all truck, rail, barge and transloading costs, and all fleeting, switching, harbor and other port charges). Buyer shall arrange for transporting the coal by barge from the Barge Delivery Point to its generating station(s) and shall pay for the cost of such transportation. For delays caused by Seller in handling the scheduling of shipments with Buyer’s barging contractor, Seller shall be responsible for any demurrage or other penalties assessed by said barging contractor (or assessed by Buyer) which accrue at the Barge Delivery Point, including the demurrage, penalties for loading less than the specified minimum tonnage per barge, or other penalties assessed for barges not loaded in conformity with applicable requirements. Buyer shall be responsible to deliver barges in as clean and dry condition as practicable. Seller shall require of the loading dock operator that the barges and towboats provided by Buyer or Buyer’s barging contractor be provided convenient and safe berth free of wharfage, dockage, fleeting, switching, and other harbor and port charges; that while the barges are in the care and custody of the loading dock, all U.S. Coast Guard regulations and other applicable laws, ordinances, rulings, and regulations shall be complied with, including adequate mooring and display of warning lights; that any water in the cargo boxes of the barges be pumped out by the loading dock operator prior to loading; that the loading operations be performed in a workmanlike manner and in accordance with the reasonable loading requirements of Buyer and Buyer’s barging contractor; and that the loading dock operator carry landing owners or wharfinger’s insurance with basic coverage of not less than $300,000.00 and total of basic coverage and excess liability coverage of not less than $1,000,000.00, and provide evidence thereof to Buyer in the form of a certificate of insurance from the insurance carrier or an acceptable certificate of self-insurance with requirement for thirty (30) days advance notification of Buyer in the event of termination of or material reduction in coverage under the insurance.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

§5.2 Rail Delivery. For rail deliveries of coal, Seller shall deliver the coal to Buyer F.O.B. railcar at the rail loading facility at Midway Unit Train Facility rail loadout the (“Rail Delivery Point”), near McHenry, Kentucky on the Paducah and Louisville Railroad. Seller may deliver the coal at a location different from the Rail Delivery Point, provided, however, that Seller shall reimburse Buyer for any resulting increases in the cost of transporting the coal to Buyer’s generating stations. Any resulting savings in such transportation costs shall be retained by Buyer. The Base Price outlined in §8.1.a within shall be applicable to all coal loaded at the aforementioned Rail Delivery Point. Title to and risk of loss of coal sold will pass to Buyer and the coal will be considered to be delivered when it is loaded into railcars at the Rail Delivery Point. Buyer or its contractor shall furnish suitable railcars in accordance with a delivery schedule provided by Buyer to Seller. Seller shall be responsible for and pay the cost of repairs for any damages caused by Seller to railcars owned or leased by Buyer while such railcars are in Seller’s control or custody. Seller shall comply with the applicable provisions of Buyer’s rail carrier’s contract or tariff.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

§5.2.1 Freeze Conditioning. At Buyer’s request, Seller shall treat (or have treated) any shipment of coal hereunder with a freeze conditioning agent approved by Buyer in order to maintain coal handling characteristics during shipment. If requested by Buyer, Seller shall also treat (or have treated) any railcars specified by Buyer with a side release agent approved by Buyer. The price for such requested chemical treatment shall be an amount equal to Seller’s cost of materials applied and associated application costs on a per gallon basis for each application of freeze conditioning agent or side release agent, as the case may be. Seller shall invoice Buyer for all such treatment which occurred in a calendar month by the fifteenth (l5th) of the following month; and payment shall be electronically transferred by the twenty-fifth (25th) of such following month, except that, if the twenty-fifth (25th) is not a regular work day, payment shall be made on the next business day or within ten (10) days after receipt of Seller’s invoice, whichever is later.

SECTION 6. QUALITY.

§6.1 Specifications. The coal delivered hereunder shall conform to the following specifications on an “as received” basis:

	Guaranteed Monthly	Rejection Limits
Specifications	Weighted Average (1)	(per shipment)
BTU/LB.	min. 11,000	< 10,800

LBS/MMBTU:
MOISTURE	max. 12.00	> 13.50
ASH	max. 12.00	> 13.50
SULFUR	max. 3.0	> 3.25
CHLORINE	max. .10	>.13
FLUORINE	max. __	> __
NITROGEN	max. 3.0	> 3.5

ARSENIC (parts per million)	max. 15.0	> 15.0

ASH/SULFUR RATIO	min. 4.05	< 3.8

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

SIZE (3” x 0”):
Top size (inches)*		max. 3 X 0	> 3 X 0
Fines (% by wgt)
Passing 1/4” screen		max. 45	> 50

% BY WEIGHT:
VOLATILE		min. 33	< 30
FIXED CARBON		min. 44	< 41
GRINDABILITY (HGI)		min. 55	< 50

ASH FUSION TEMPERATURE (°F) (ASTM D1857)

REDUCING ATMOSPHERE
Initial Deformation	min. 2030			min. 2020
Softening (H=W)	min. 2100			min. 2090
Softening (H=1/2W)	min. 2200			min. 2150
Fluid	min. 2400			min. 2350

OXIDIZING ATMOSPHERE
Initial Deformation	min. 2470			min. 2400
Softening (H=W)	min. 2500			min. 2440
Softening (H=1/2W)	min. 2510			min. 2460
Fluid	min. 2550			min. 2500

_(1)	An actual Monthly Weighted Average will be calculated for each specification for coal delivered to Buyer’s generating station(s).
*	All the coal will be of such size that it will pass through a screen having circular perforations three (3) inches in diameter, but shall not contain more than forty-five per cent (45%) by weight of coal that will pass through a screen having circular perforations one-quarter (1/4) of an inch in diameter.

Note: As used herein	>	means greater than:
	<	means less than.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

§6.2 Definition of “Shipment”. As used herein, a “shipment” shall mean (a) with respect to barge deliveries, one (1) barge load or a barge lot load, or (b) with respect to rail deliveries, one (1) unit trainload of coal, as applicable, in accordance with Buyer’s sampling and analyzing practices.

§6.3 Rejection.

Buyer has the right, but not the obligation, to reject any shipment which fail(s) to conform to any or all of the Rejection Limits set forth in §6.1 or contains extraneous materials. With respect to shipment(s) which fail to conform to any or all of the Rejection Limits set forth in §6.1, Buyer must reject such coal within seventy-two (72) hours of receipt of the coal analysis provided for in §7.2 or such right to reject is waived. With respect to shipment(s) which contain extraneous materials, Buyer must reject coal within twenty-four (24) hours after receipt of the shipment(s) at Buyer’s generating station(s). In the event Buyer rejects such non-conforming coal, title to and risk of loss of the coal shall be considered to have never passed to Buyer and Buyer shall return the coal to Seller or, at Seller’s request, divert such coal to Seller’s designee, all at Seller’s cost and risk. Seller shall replace the rejected coal within five (5) working days from notice of rejection with coal conforming to all of the Rejection Limits set forth in §6.1. If Seller fails to replace the rejected coal within such five (5) working day period or the replacement coal is rightfully rejected, Buyer may purchase coal from another source in order to replace the rejected coal. Seller shall reimburse Buyer for (i) any amount by which the actual price plus transportation costs to Buyer of such coal purchased from another source exceed the price of such coal under this Agreement plus transportation costs to Buyer from the Delivery Point; and (ii) any and all transportation, storage, handling, or other expenses that have been incurred by Buyer for rightfully rejected coal. This remedy is in addition to all of Buyer’s other remedies under this Agreement and under applicable law and in equity for Seller’s breach.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

If Buyer fails to reject a shipment of non-conforming coal which it had the right to reject for failure to meet any or all of the Rejection Limits set forth in §6.1 or because such shipment contained extraneous materials, then such non-conforming coal shall be deemed accepted by Buyer; however, the quantity Seller is obligated to sell to Buyer under the Agreement may or may not be reduced by the amount of each such non-conforming shipment at Buyer’s sole option and the shipment shall nevertheless be considered “rejectable” under §6.4. Further, for shipments containing extraneous materials, which include, but are not limited to, slate, rock, wood, mining materials, metal, steel, etc., the estimated weight of such materials shall be deducted from the weight of that shipment.

§6.4 Suspension and Termination.

If the coal sold hereunder fails to meet one (1) or more of the Guaranteed Monthly Weighted Averages set forth in §6.1 for any two (2) months in a six (6) month period, or if five (5) barge shipments in a thirty (30) day period are rejectable by Buyer, or two (2) rail shipments are rejectable in any thirty (30) day period by Buyer, then Buyer may upon notice confirmed in writing and sent to Seller by certified mail, suspend future shipments except shipments already loaded into barges, and/or railcars. Seller shall, within ten (10) days, provide Buyer with reasonable assurances that subsequent monthly deliveries of coal shall meet or exceed the Guaranteed Monthly Weighted Averages set forth in §6.1 and that the source will exceed the

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

rejection limits set forth in §6.1. If Seller fails to provide such assurances within said ten (l0) day period, Buyer may terminate this Agreement by giving written notice of such termination at the end of the ten (10) day period. A waiver of this right for any one (1) period by Buyer shall not constitute a waiver for subsequent periods. If Seller after providing such assurances to Buyer’s reasonable satisfaction, shipments hereunder shall resume and any tonnage deficiencies resulting from suspension may be made up at Buyer’s sole option. If Buyer elects to not make up the shipments, the Base Quantity shall be reduced to reflect the tonnage deficiency resulting from suspension. Buyer shall not unreasonably withhold its acceptance of Seller’s assurances, or delay the resumption of shipment. If Seller, after such assurances, fails to meet any of the Guaranteed Monthly Weighted Averages for any one (1) month within the next six (6) months or if three (3) barge shipments or if one (1) rail shipment are rejectable within any thirty (30) day period during such six (6) month period, then Buyer may terminate this Agreement and exercise all its other rights and remedies under applicable law and in equity for Seller’s breach.

SECTION 7. WEIGHTS, SAMPLING AND ANALYSIS.

§7.1 Weights. The weight of the coal delivered hereunder shall be determined on a per shipment basis by Buyer on the basis of scale weights at the generating station(s) unless another method is mutually agreed upon by the parties. Such scales shall be duly reviewed by an appropriate testing agency and maintained in an accurate condition. Seller shall have the right, at Seller’s expense and upon reasonable notice, to have the scales checked for accuracy at any reasonable time or frequency. If the scales are found to be over or under the tolerance range allowable for the scale based on industry accepted standards, either party shall pay to the other any amounts owed due to such inaccuracy for a period not to exceed thirty (30) days before the time any inaccuracy of scales is determined.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

§7.2 Sampling and Analysis. The Seller has sole responsibility for quality control of the coal and shall forward its “as loaded” quality to the Buyer as soon as possible. The sampling and analysis of the coal delivered hereunder shall be performed by Buyer and the results thereof shall be accepted and used for the quality and characteristics of the coal delivered under this Agreement. All analyses shall be made in Buyer’s laboratory at Buyer’s expense in accordance with ASTM standards where applicable, or using standards mutually acceptable to both parties. Samples for analyses shall be taken by any ASTM standards or standards mutually acceptable to both parties, and may be composited and shall be taken with a frequency and regularity sufficient to provide reasonably accurate representative samples of the deliveries made hereunder. Seller represents that it is familiar with Buyer’s sampling and analysis practices, and finds them to be acceptable. Buyer shall notify Seller in writing of any significant changes in Buyer’s sampling and analysis practices. Any such changes in Buyer’s sampling and analysis practices shall, except for ASTM or mutually agreeable changes in practices, provide for no less accuracy than the sampling and analysis practices existing at the time of the execution of this Agreement, unless the Parties otherwise mutually agree.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

Each sample taken by Buyer shall be divided into four (4) parts and put into airtight containers, properly labeled and sealed. One (1) part shall be used for analysis by Buyer; one (l) part shall be used by Buyer as a check sample, if Buyer in its sole judgment determines it is necessary; one (1) part shall be retained by Buyer (LG&E) until the twenty-fifth (25th) of the month following the month of unloading (the “LG&E Disposal Date”) or Buyer (KU) until thirty (30) days after the sample is taken (the “KU Disposal Date”), the LG&E Disposal Date and the KU Disposal Date are collectively the “Disposal Date”), and shall be delivered to Seller for analysis if Seller so requests before the Disposal Date; and one part (“Referee Sample”) shall be retained by Buyer until the Disposal Date. Seller shall be given copies of all analyses made by Buyer by the tenth (10th) business day of the month following the month of unloading. Seller, on reasonable notice to Buyer shall have the right to have a representative present to observe the sampling and analyses performed by Buyer. Unless Seller requests a Referee Sample analysis before the Disposal Date, Buyer’s analysis shall be used to determine the quality of the coal delivered hereunder. The Monthly Weighted Averages shall be determined by utilizing the individual shipment analyses.

If any dispute arises before the Disposal Date, the Referee Sample retained by Buyer shall be submitted for analysis to an independent commercial testing laboratory (“Independent Lab”) mutually chosen by Buyer and Seller. For each coal quality specification in question, a dispute shall be deemed not to exist and Buyer’s analysis shall prevail and the analysis of the Independent Lab shall be disregarded if the analysis of the Independent Lab differs from the analysis of Buyer by an amount equal to or less than:

(i)	0.50% moisture

(ii)	0.50% ash on a dry basis

(iii)	100 Btu/lb. on a dry basis

(iv)	0.10% sulfur on a dry basis.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

For each coal quality specification in question, if the analysis of the Independent Lab differs from the analysis of Buyer by an amount more than the amounts listed above, then the analysis of the Independent Lab shall prevail and Buyer’s analysis shall be disregarded. The cost of the analysis made by the Independent Lab shall be borne by Seller to the extent that Buyer’s analysis prevails and by Buyer to the extent that the analysis of the Independent Lab prevails.

SECTION 8. PRICE.

§8.1(a). Base Price. The base price (“Base Price”) of the coal to be sold hereunder will be firm and will be based on Dollars/Ton and will be determined by the calendar year in which the coal is delivered to Buyer as provided in Section 5 hereto and in accordance with the following schedule:

YEAR	Rail	Barge
2011	$42.00	$42.00
2012	$43.50	$43.50
2013	$45.00	$45.00
2014	*	*
2015	*	*
2016	*	*

Not withstanding the foregoing, the base price for any Make-up Tons (as such term is defined in §3.1 hereof) shall be the Base Price for the applicable Quantity in the calendar year in which such Make-up Tons should have been delivered and not the Base Price for the applicable Quantity in the Make-up Year (as such term is defined in §3.1 hereof).

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

§8.1(b). Reopener. On or before April 1, 2013, Buyer and Seller will begin negotiations on price and/or other terms and conditions to be effective during the years 2014 through 2016. If the parties do not reach an agreement on new pricing and/or on other terms and conditions for tons to be delivered in 2014 and beyond, by August 1, 2013, then this Agreement (including any rights and obligations under this Agreement) will terminate as of December 31, 2013 without further obligation hereunder, except for those that occurred or accrued prior to termination. This reopener provision shall not be interpreted as a Right of First Refusal or exclusive supply agreement.

§8.2 Quality Price Adjustment.

(a) BTU True Up. The Base Price for coal delivered hereunder in any particular calendar month is based on the assumption that the actual “as received” monthly weighted average BTU/LB (the “AMWA”) for coal delivered to Buyer during that particular calendar month is equal to the minimum Guaranteed Monthly Weighted Average BTU/LB set forth in §6.1 (“GMWA”). In the event the AMWA varies from the GMWA for any particular calendar month, then the Base Price applicable to such delivered coal will be adjusted for that particular calendar month to account for such variation in BTU’s; such Base Price adjustment for BTU’s for that particular calendar month to be determined as follows:

(i) Calculate the per ton Base Price BTU adjustment for any particular calendar month using the following formula (where Price per Ton is the applicable Base Price set forth in §8.1 above):

AMWA — GMWA	X Price per Ton = Per Ton Adjustment
GMWA

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

(ii) Determine the Base Price adjustment for BTU’s for that month by multiplying the Per Ton Adjustment (as calculated in (i) above) by the total number of tons of coal actually delivered to and unloaded by Buyer under this Agreement for that particular calendar month.

Depending on whether the AMWA is greater or less than the GMWA in any particular calendar month, the Per Ton Adjustment (and thus the Base Price adjustment for BTU’s) for that particular calendar month can be positive or negative. If the Base Price adjustment for BTU’s (as calculated above) for a particular calendar month is positive, then Buyer shall be obligated to pay the amount of such adjustment to Seller. If the Base Price adjustment for BTU’s (as calculated above) for a particular calendar month is negative, then Seller shall be obligated to pay or credit the amount of such adjustment to Buyer. Buyer shall be responsible for making the calculations and shall send a written statement to Seller of the amount of such adjustment each month. Such payments shall be due when the next payment for coal is due hereunder.

For example, if the AMWA for a particular calendar month equals 11,200 BTU/LB, the GMWA equals 11,000 BTU/LB and the Price Per Ton equals $42.00/ton, then the Per Ton Adjustment would be ((11,200 — 11,000) ÷ 11,000) x $42.00 = $.7636 per ton. If a total of 100,000 tons were delivered during that particular calendar month, then the Base Price adjustment for BTU’s would equal $76,363.64 (100,000 x $.7363). Since it is positive, this amount would be due and owing to Seller by Buyer with respect to the deliveries for that particular calendar month.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

(b) The Base Price is based on coal meeting or exceeding the Guaranteed Monthly Weighted Average specifications for the Buyer’s generating stations as set forth in §6.1. Quality price discounts shall be applied for each specification each month to reflect failures to meet the Guaranteed Monthly Weighted Averages set forth in §6.l, as determined pursuant to §7.2, subject to the provisions set forth below. The discount values used are as follows:

DISCOUNT VALUES

$/MMBTU
BTU/LB.	0.2604

$/LB./MMBTU
SULFUR	0.1232
ASH	0.0083
MOISTURE	0.0016

(c) Notwithstanding the foregoing, for each specification each month with respect to the quality price discounts in §8.2(b) above, there shall be no discount if the actual Monthly Weighted Average meets the applicable Discount Point set forth below. If the actual Monthly Weighted Average fails to meet such applicable Discount Point, then the discount in §8.2(b) above shall apply and shall be calculated on the basis of the difference between the actual Monthly Weighted Average and the Guaranteed Monthly Weighted Average pursuant to the methodology shown in Exhibit B attached hereto.

	Guaranteed Monthly
	Weighted Average	Discount Point
BTU/LB	min. 11,000	10,900
LB/MMBTU:
SULFUR	max. 3.00	3.10
ASH	max. 12.00	12.80
MOISTURE	max. 12.00	12.75

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

§8.3 Payment Calculation. Exhibit B attached hereto shows the methodology for calculating the coal payment and quality price discounts for the month Seller’s coal was unloaded by Buyer. If there are any such discounts, Buyer shall apply credit to amounts owed Seller for the month the coal was unloaded.

§8.4 Diesel Fuel Adjustment, In addition to any other adjustments provided herein, the Base Price shall also be adjusted for changes in the price of Diesel Fuel, such adjustment to be effective on the Adjustment Date (as such term is hereinafter defined). The first Diesel Fuel Price Adjustment calculation shall be applied towards shipments unloaded beginning on the Commencement Date (as defined in Section 2 above).

The Diesel Fuel adjustment contemplated herein for any particular period shall be determined as follows: (1) $7.00 per ton of the Base Price applicable to that particular period shall be deemed (for purposes of this section) to be the diesel fuel component of the Base Price (herein called the “Diesel Fuel Component”); (2) Multiply the Diesel Fuel Component by the Adjustment Factor (as hereinafter defined; the resulting product is hereinafter called the “Diesel Fuel Component Adjustment”); before any adjustment to the price under this Section shall occur with respect to a particular period, the applicable PPI Factor must be greater than 1.200 or less than 0.800; (3) If the PPI Factor is greater than 1.200 or less than 0.800, then the Base Price

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

adjusted pursuant to this section (herein called the “Adjusted Base FOB Price Per Ton”) for that particular period shall be equal to the sum of the Base Price and the Diesel Fuel Component Adjustment (note that if the PPI Factor is less than 0.800, the Diesel Fuel Component Adjustment will be negative, resulting in an Adjusted Base FOB Price Per Ton which is less than the Base Price due by the amount of the Diesel Fuel Component Adjustment. An example calculation is shown in Exhibit C.

For purposes of this Section 8.4, the following terms shall have the meanings set forth below:

“PPI” shall mean the published PPI-Commodities #2 Diesel Fuel Index #WPU057303 found in the Producer Price Indexes, published monthly by the U.S. Department of Labor, Bureau of Labor Statistics.

“Adjustment Factor” shall mean (a) for a PPI Factor greater than 1.200, the difference between the PPI Factor and 1.200, (b) for a PPI Factor less than .800, the difference between PPI Factor and .800 (note: this calculation will result in a negative number), and (c) for a PPI Factor between .800 and 1.200, inclusive, the Adjustment Factor shall be deemed to be zero.

“Adjustment Date” shall mean the first day following a Calculation Period for which an adjustment to the Base Price for changes in the price of Diesel Fuel is contemplated hereunder, namely, January 1, April 1, July 1 or October 1, as the case may be, for each calendar year for which this Section 8.4 applies.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

“Calculation Period” shall mean (i) for a January 1 Adjustment Date, the three (3) months of September, October, and November of the preceding calendar year; (ii) for an April 1 Adjustment Date, the three (3) months of December of the preceding calendar year, and January and February; (iii) for a July 1 Adjustment Date, the three (3) months of March, April, and May; and (iv) for an October 1 Adjustment Date, the three (3) months of June, July, and August.

“PPI Factor” shall mean a fraction, the denominator of which shall be the average of the base index PPI’s for July, August and September 2009, and the numerator of which shall be the average of the base index PPI’s of the three months published during the relevant Calculation Period with respect to a particular Adjustment Date.

§8.5 New Impositions. The Base Price shall be subject to adjustment pursuant to this section only in the event that the requesting party can clearly demonstrate that new applicable Federal or state statutes, regulations, or other governmental impositions on the coal to be supplied hereunder, including but not limited to tax increases or decreases (other than taxes measured by income), occur after the date of execution of this Agreement, which cause Seller’s cost for providing coal to Buyer under this Agreement to increase or decrease by more than twenty five cents ($.25) per ton. The affected party shall promptly notify the other party of any such changes and supply sufficient documentation for the other party to verify any such change. Either Buyer or Seller may request a Base Price adjustment, which shall be comprised of no more than the reasonable costs directly associated with the effect of such change on the coal to be supplied hereunder. If the non-requesting party agrees to the requested price adjustments, such

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

adjustment shall be made effective on the first day of the calendar month following the effective date of any change, (except when such change is effective on the first day of the month in which case the adjustment shall be made as of such date). If the non-requesting party rejects the request of the requesting party for a Base Price adjustment, the requesting party, at its option, may terminate the contract without liability due to such termination for either party.

SECTION 9. INVOICES, BILLING AND PAYMENT.

§9.1 Invoicing Address. Invoices will be sent to Buyer at the following address:

E.ON U.S. Services, Inc.

220 West Main Street

Louisville, KY 40202

Attention: Manager Fuels Accounting and Administration

§9.2 Invoice Procedures for Coal Shipments. Seller shall invoice Buyer at the Base Price, plus or minus any adjustment as provided herein, for all coal unloaded in a calendar month by the tenth (10th) of the following month.

§ 9.3 Payment Procedures for Coal Shipments.

For all coal delivered pursuant to Section 5 hereof, and unloaded at the Buyer’s generating station(s) between the first (1st) through the fifteenth (15th) days of any calendar month, Buyer shall make preliminary payment for one-hundred percent (100%) of the amount owed for the coal (based on the assumption that the coal will meet all guaranteed monthly quality parameters) by the twenty-fifth (25th) day of such month of delivery and unloading, except that, if the twenty-fifth (25th) is not a regular work day, payment shall be made on the next regular

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

work day. All preliminary payments shall be calculated based upon the then-current price on a dollar per ton basis as calculated on the guaranteed monthly weighted average BTU/lb and the then-current Base Price in dollars per ton. For all coal delivered, as defined in Section 5 hereof, and unloaded at the Buyer’s generating station(s) between the sixteenth (16th) and through the last day of any calendar month, Buyer shall make a payment for one-hundred percent (100%) of the amount owed for the coal by the fifteenth (15th) day of the month following the month of unloading, except that, if the fifteenth (15th) is not a regular work day, payment shall be made on the next regular work day. Also by the fifteenth (15th) day of the month following the month of unloading, with respect to all coal unloaded at Buyer’s generating station(s) during the month of unloading, a reconciliation of amounts paid and amounts owed during said month shall be made, including, making any adjustments for any applicable discounts or other adjustments provided herein, except that, with respect to all amounts due or owing on the fifteenth (15th) of the month following the month of unloading, if the fifteenth (15th) is not a regular work day, payment shall be made on the next regular work day.

For example, Buyer will make a preliminary payment by September 25 for coal unloaded from September 1 through 15. By September 15, a payment for coal unloaded from August 16 through August 31 will be made which will be adjusted to include a reconciliation with respect to all coal unloaded in August. The reconciliation shall be made as follows: Seller shall invoice Buyer on or before the tenth (10th) day of the month following the month of unloading at Buyer’s generating station(s) during the previous month. The amount due for all coal (based on the Base Price plus or minus any Quality Price adjustments) unloaded and accepted by Buyer

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

during any calendar month shall be calculated and compared to the sum of the preliminary payments made for coal delivered and unloaded and accepted during such month. The difference shall be paid by or paid to Seller, as applicable, by the fifteenth (l5th) day of the month following the month of unloading or five (5) days after receipt of an invoice whichever is later, except, that, if the fifteenth (15th) is not a regular work day, payment shall be made in the next regular work day. Buyer shall electronically transfer funds to Seller’s Account:

Armstrong Energy, Inc.

US Bank, N.A.

Account # 152306681361

Routing # 081-000-210

§9.4 Withholding. Buyer shall have the right to withhold from payment of any billing or billings (i) any sums which it is not able in good faith to verify or which it otherwise in good faith disputes, (ii) any damages resulting from or likely to result from any breach of this Agreement by Seller, and (iii) any amounts owed to Buyer from Seller. Buyer shall notify Seller promptly in writing of any such issue, stating the basis of its claim and the amount it intends to withhold.

Payment by Buyer, whether knowing or inadvertent, of any amount in dispute shall not be deemed a waiver of any claims or rights by Buyer with respect to any disputed amounts or payments made.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

SECTION 10. FORCE MAJEURE.

§10.1 General Force Majeure. If either party hereto is delayed in or prevented from performing any of its obligations or from utilizing the coal sold under this Agreement due to acts of God, war, riots, civil insurrection, acts of the public enemy, strikes, lockouts, fires, floods or earthquakes, which are beyond the reasonable control and without the fault or negligence of the party affected thereby, then the obligations of both parties hereto shall be suspended to the extent made necessary by such event; provided that the affected party gives written notice to the other party as early as practicable of the nature and probable duration of the force majeure event. The party declaring force majeure shall exercise due diligence to avoid and shorten the force majeure event and will keep the other party advised as to the continuance of the force majeure event. During any period in which Seller’s ability to perform hereunder is affected by a force majeure event, Seller shall not deliver any coal to any other buyers to whom Seller’s ability to supply is similarly affected by such force majeure event unless contractually committed to do so at the beginning of the force majeure event; and further shall deliver to Buyer under this Agreement at least a pro rata portion (on a per ton basis) of its total contractual commitments to all its buyers to whom Seller’s ability to supply is similarly affected by such force majeure event in place at the beginning of the force majeure event. An event which affects the Seller’s ability to produce or obtain coal from a mine other than the Coal Property will not be considered a force majeure event hereunder.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

During any period in which Buyer’s ability to perform hereunder is affected by a force majeure event, Buyer shall not purchase any coal from any other sellers from whom Buyer’s ability to purchase is similarly affected; and further shall purchase from Seller under this Agreement at least a pro rata portion (on a per ton basis) of its total contractual commitments from all its sellers to whom Seller’s ability to supply is similarly affected by such force majeure event in place at the beginning of the force majeure event.

Tonnage deficiencies resulting from a force majeure event shall be made up at Buyer’s sole option on a reasonable schedule; provided, however, Buyer shall be required to provide written notice to seller of its intent to require Seller to make up such deliveries within 90 days of the cessation of the force majeure event.

§10.2 Environmental Law Force Majeure. The parties recognize that, during the continuance of this Agreement, legislative or regulatory bodies or the courts may adopt or reinterpret environmental laws, regulations, policies and/or restrictions which will make it impossible or commercially impracticable for Buyer to utilize this or like kind and quality coal which thereafter would be delivered hereunder or Seller to produce the coal which is required hereunder.

If as a result of the adoption or reinterpretation of such laws, regulations, policies, or restrictions, or change in the interpretation or enforcement thereof, Buyer decides that it will be impossible or commercially impracticable (uneconomical) for Buyer to utilize such coal, Buyer shall so notify Seller, and thereupon Buyer and Seller shall promptly consider whether corrective actions can be taken in the mining and preparation of the coal at Seller’s mine and/or in the handling and utilization of the coal at Buyer’s generating station; and if in Buyer’s sole judgment such actions will not, without unreasonable expense to Buyer, make it possible and commercially practicable for Buyer to so utilize coal which thereafter would be delivered hereunder without violating any applicable law, regulation, policy or order, Buyer shall have the right, upon the later of sixty (60) days notice to Seller or the effective date of such restriction, to terminate this Agreement without further obligation hereunder on the part of either party.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

If as a result of the adoption or reinterpretation of such laws, regulations, policies, or restrictions, or change in the interpretation or enforcement thereof, Seller decides that it will be impossible or uneconomical for Seller to produce such coal, Seller shall so notify Buyer, and thereupon Seller and Buyer shall promptly consider whether corrective actions can be taken in the mining and preparation of the coal at Seller’s mine and if in Seller’s sole judgment such actions will not, without unreasonable expense to Seller, make it possible and economical for Seller to produce the coal which thereafter would be delivered hereunder without violating any applicable law, regulation, policy or order, Seller shall have the right, upon the later of sixty (60) days notice to Buyer or the effective date of such restriction, to terminate this Agreement without further obligation hereunder on the part of either party.

§10.3 Limitation on Environmental Force Majeure. Notwithstanding anything to the contrary set forth in §10.2 above, a delay or other failure in the issuing of one or more permits (that are necessary on the date hereof pursuant to an existing environmental law, regulation, policy and/or restriction to commence operations with respect to any Coal Property) shall not be the basis, in whole or in part, of any claim by Seller under §l0.2, whether such delay or failure relates to the reinterpretation of existing environmental laws, regulations, policies and/or restrictions, to a change in the interpretation, or to the enforcement thereof; provided however,

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

this §10.3 shall not apply with respect to delays or other failures in the issuing of one or more necessary permits to the extent such permits are new permits required pursuant to an environmental law, regulation, restriction or policy adopted after the date of execution of this Agreement with respect to Coal Properties or other Armstrong facilities then being utilized to provide coal hereunder. Also, if the parties mutually agree to waive the condition precedent (as provided in Section 2 above), such waiver, or anything in connection with the permits that are the subject of such waiver, shall not be the basis, in whole or in part, of any claim by Seller or Buyer under §10.2.

SECTION 11. CHANGES. Buyer may, by mutual agreement with Seller, at any time by written notice pursuant to Section 12 of this Agreement, make changes within the general scope of this Agreement in any one or more of the following: quality of coal or coal specifications, quantity of coal, method or time of shipments, place of delivery (including transfer of title and risk of loss), method(s) of weighing, sampling or analysis and such other provision as may affect the suitability and amount of coal for Buyer’s generating stations.

If any such changes makes necessary or appropriate an increase or decrease in the then current price per ton of coal, or in any other provision of this Agreement, an equitable adjustment shall be made in: price, whether current or future or both, and/or in such other provisions of this Agreement as are affected directly or indirectly by such change, and the Agreement shall thereupon be modified in writing accordingly.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

Any claim by the Seller for adjustment under this Section 11 shall be asserted within thirty (30) days after the date of Seller’s receipt of the written notice of change, it being understood, however that Seller shall not be obligated to proceed under this Agreement as changed until an equitable adjustment has been agreed upon. The parties agree to negotiate promptly and in good faith to agree upon the nature and extent of any equitable adjustment.

SECTION 12. NOTICES.

§12.1 Form and Place of Notice. Any official notice, request for approval or other document required to be given under this Agreement shall be in writing, unless otherwise provided herein, and shall be deemed to have been sufficiently given when delivered in person, transmitted by facsimile or other electronic media, delivered to an established mail service for same day or overnight delivery, or dispatched in the United States mail, postage prepaid, for mailing by first class, certified, or registered mail, return receipt requested, and addressed as follows:

If to Buyer:	Louisville Gas and Electric Company/Kentucky Utilities Company
220 West Main Street
Louisville, Kentucky 40202
Attn.: Director Corporate Fuels and By Products

If to Seller:	Armstrong Coal Company, Inc.
407 Brown Road
Madisonville, Kentucky 42431
Attn: Mr. David R. Cobb

With Required Copies to:
Martin Wilson, President

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

Armstrong Coal Company, Inc. 7701 Forsyth Boulevard-10th Floor St. Louis, MO 63105 314-721-8211 (FAX)

And;

Mason L. Miller Miller+Wells, PLLC 300 East Main Street, Ste. 360 Lexington, KY 40507 859-281-0079 (FAX)

§12.2 Change of Person or Address. Either party may change the person or address specified above upon giving written notice to the other party of such change.

§12.3 Electronic Data Transmittal. Seller hereby agrees, at Seller’s cost, to electronically transmit shipping notices and/or other data to Buyer in a format acceptable to and established by Buyer upon Buyer’s request. Buyer shall provide Seller with the appropriate format and will inform Seller as to the electronic data requirements at the appropriate time.

SECTION 13. GUARANTEE. Armstrong Land Company, LLC shall guarantee to Buyer the payment and performance of any and all obligations owed by Seller to Buyer pursuant to that certain Guaranty attached hereto.

SECTION 14. RIGHT TO RESELL. Buyer shall have the unqualified right to resell all or any of the coal purchased under this Agreement.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

SECTION 15. INDEMNITY AND INSURANCE.

§15.1 Indemnity. Seller agrees to indemnify and save harmless Buyer, its officers, directors, employees and representatives from any responsibility and liability for any and all claims, demands, losses, legal actions for personal injuries, property damage and pollution (including reasonable inside and outside attorney’s fees) (i) relating to the trucks, barges or railcars provided by Buyer or Buyer’s contractor while such trucks, barges or railcars are in the care and custody of the loading dock or loading facility, (ii) due to any failure of Seller to comply with laws, regulations or ordinances, or (iii) due to the acts or omissions of Seller in the performance of this Agreement.

§15.2 Insurance. Seller agrees to carry insurance coverage with minimum limits as follows:

(1) Commercial General Liability, including Completed Operations and Contractual Liability, $1,000,000 single limit liability.

(2) Automobile General Liability, $1,000,000 single limit liability.

(3) Employer’s Liability, $1,000,000 single limit liability.

(4) In addition, Seller shall carry excess liability insurance covering the foregoing perils in the amount of $8,000,000 for any one occurrence.

(5) Workers’ Compensation with statutory limits.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

If any of the above policies are written on a claims made basis, then the retroactive date of the policy or policies will be no later than the effective date of this Agreement. Certificates of Insurance satisfactory in form to the Buyer and signed by the Seller’s insurer shall be supplied by the Seller to the Buyer evidencing that the above insurance is in force and that not less than thirty (30) calendar days written notice will be given to the Buyer prior to any cancellation or material reduction in coverage under the policies. The Seller shall cause its insurer to waive all subrogation rights against the Buyer respecting all losses or claims arising from performance hereunder. Evidence of such waiver satisfactory in form and substance to the Buyer shall be exhibited in the Certificate of Insurance mentioned above. Seller’s liability shall not be limited to its insurance coverage.

SECTION 16. TERMINATION FOR DEFAULT.

Subject to §6.4, if either party hereto commits a material breach of any of its obligations under this Agreement at any time, including, but not limited to, a breach of a representation and warranty set forth herein, then the other party has the right to give written notice describing such breach and stating its intention to terminate this Agreement no sooner than thirty (30) days after the date of the notice (the “notice period”). If such material breach is curable and the breaching party cures such material breach within the notice period, then the Agreement shall not be terminated due to such material breach. If such material breach is not curable or the breaching party fails to cure such material breach within the notice period, then this Agreement shall terminate at the end of the notice period in addition to all the other rights and remedies available to the aggrieved party under this Agreement and at law and in equity.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

SECTION 17. TAXES, DUTIES AND FEES.

Seller shall pay when due, and the price set forth in Section 8 of this Agreement shall be inclusive of, all taxes, duties, fees and other assessments of whatever nature imposed by governmental authorities with respect to the transactions contemplated under this Agreement.

SECTION 18. DOCUMENTATION AND RIGHT OF AUDIT.

Seller shall maintain all records and accounts pertaining to payments, quantities, quality analyses, and source for all coal supplied under this Agreement for a period lasting through the term of this Agreement and for two (2) years thereafter. Buyer shall have the right at no additional expense to Buyer to audit, copy and inspect such records and accounts at any reasonable time upon reasonable notice during the term of this Agreement and for two (2) years thereafter and Seller shall cooperate at no additional cost to Buyer.

SECTION 19. EQUAL EMPLOYMENT OPPORTUNITY. To the extent applicable, Seller shall comply with all of the following provisions which are incorporated herein by reference: Equal Opportunity regulations set forth in 41 CFR § 60-1.4(a) and (c) prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex, or national origin; Vietnam Era Veterans Readjustment Assistance Act regulations set forth in 41 CFR § 50-250.4 relating to the employment and advancement of disabled veterans and veterans of the Vietnam Era; Rehabilitation Act regulations set forth in 41 CFR § 60-741.4 relating to the employment and advancement of qualified disabled employees and applicants for employment; the clause known as “Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals” set forth in 15 USC § 637(d)(3); and subcontracting plan requirements set forth in 15 USC § 637(d).

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

SECTION 20. COAL PROPERTY INSPECTIONS. Buyer and its representatives, and others as may be required by applicable laws, ordinances and regulations shall have the right at all reasonable times and at their own expense to inspect the Coal Property, including the loading facilities, scales, sampling system(s), wash plant facilities, and mining equipment for conformance with this Agreement. Seller shall cooperate with such inspections at no additional cost to Buyer. Seller shall undertake reasonable care and precautions to prevent personal injuries to any representatives, agents or employees of Buyer (collectively, “Visitors”) who inspect the Coal Property. Any such Visitors shall make every reasonable effort to comply with Seller’s regulations and rules regarding conduct on the work site, made known to Visitors prior to entry, as well as safety measures mandated by state or federal rules, regulations and laws. Buyer understands that underground mines and related facilities are inherently high-risk environments. Buyer’s failure to inspect the Coal Property or to object to defects therein at the time Buyer inspects the same shall not relieve Seller of any of its responsibilities nor be deemed to be a waiver of any of Buyer’s rights hereunder.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

SECTION 21. MISCELLANEOUS.

§21.l Applicable Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky, and all questions of performance of obligations hereunder shall be determined in accordance with such laws.

§2l.2 Headings. The paragraph headings appearing in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

§2l.3 Waiver. The failure of either party to insist on strict performance of any provision of this Agreement, or to take advantage of any rights hereunder, shall not be construed as a waiver of such provision or right.

§2l.4 Remedies Cumulative. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided under this Agreement or by law or in equity.

§21.5 Severability. If any provision of this Agreement is found contrary to law or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms, unless such unlawful or unenforceable provision is material to the transactions contemplated hereby, in which case the parties shall negotiate in good faith a substitute provision.

§21.6 Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their successors and assigns.

§21.7 Assignment.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

A. Seller shall not, without Buyer’s prior written consent, which shall not be unreasonably withheld, make any assignment or transfer of this Agreement, by operation of law or otherwise, including without limitation any assignment, encumbrance or transfer as security for any obligation, and shall not assign or transfer the performance of or right or duty to perform any obligation of Seller hereunder; provided, however, that Seller may assign the right to receive payments for coal directly from Buyer to a lender as part of any accounts receivable financing or other revolving credit arrangement which Seller may have now or at any time during the term of this Agreement.

B. Buyer shall not, without Seller’s prior written consent, which may not be unreasonably withheld, assign this Agreement or any right or duty to perform any obligation of Buyer hereunder; except that, without such consent, Buyer may assign this Agreement in connection with a transfer by Buyer of all or a part interest in the generating station comprising the Delivery Point, or as part of a merger or consolidation involving Buyer.

C. In the event of an assignment or transfer contrary to the provisions of this section, the non-assigning party may terminate this Agreement immediately.

§2l.8 Entire Agreement. This Agreement contains the entire agreement between the parties as to the subject matter hereof, and there are no representations, understandings or agreements, oral or written, which are not included herein.

§21.9 Amendments. Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified except by written instrument signed by both parties hereto.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

§21.10 Forward Contracts. Buyer and Seller shall acknowledge that it is a “forward contract merchant” and that all transactions pursuant to this Contract constitute “forward contracts” within the meaning of the United States Bankruptcy Code.

§21.11 Joint and Several Liability. LG&E and KU shall be severally but not jointly liable for obligations of Buyer hereunder, and shall be liable only for such obligations that pertain to a particular party constituting Buyer.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LOUISVILLE GAS AND ELECTRIC COMPANY		ARMSTRONG COAL COMPANY, INC.

By:	/s/ David S. Sinclair	By:	/s/ Martin Wilson
Name:	David S. Sinclair	Name:	Martin Wilson
Title:	VP Energy Marketing	Title:	President

KENTUCKY UTILITES COMPANY

By:	/s/ David S. Sinclair
Name:	David S. Sinclair
Title:	VP Energy Marketing

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

EXHIBIT A TO COAL SUPPLY AGREEMENT

“Coal Property” means the following seams and mines owned by Seller

Mine Name	County	Type of Operation	Seams
Big Run	Ohio	Underground	#9
West Fork	Ohio	Surface	#9, #11, #12, #13
Parkway	Muhlenberg	Underground	#9
Equality Boot	Ohio	Surface	#11, #12, #13, #14
Ken-Barton	Ohio	Surface	#9, #11, #12, #13
East Fork	Ohio	Surface	#14
Lewis Creek	Ohio	Surface/Underground	#9, #14
Sunnyside	Muhlenberg	Surface	#11, #12, #14
Jacobs Creek	Muhlenberg	Surface	#9, #11, #12, #13
Vogue/Earles	Muhlenberg	Surface	#9, #11, #12, #14
Game Preserve	Muhlenberg	Surface	#9

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

Exhibit B

Page l of 2

EXHIBIT B

SAMPLE COAL PAYMENT CALCULATIONS

For contracts supplied from multiple “origins”, each “origin will be calculated individually.

	Section I	Base Data — Quality 1
1)	Base or Adjusted Base FOB Price Per Ton:	42.00	/ton
1 a)	Tons of coal delivered:		tons

2)	Guaranteed average heat content:	11,000	BTU/LB.
2a)	As received monthly avg. heat content:		BTU/LB.

2b)	Total BTU’s unloaded in the month:		Millions of BTU’s

3)	Guaranteed monthly avg. max. sulfur	3.00	LBS. /MMBTU
3a)	As received monthly avg. sulfur		LBS. /MMBTU

4)	Guaranteed monthly avg. ash	12.00	LBS. /MMBTU
4a)	As received monthly avg. ash		LBS. /MMBTU

5)	Guaranteed monthly avg. max. moisture	12.00	LBS. /MMBTU
5a)	As received monthly avg. moisture		LBS. /MMBTU

6)	BTU True Up: {[(line 2a-line 2)] ÷ line 2} x line 1		Dollars/Ton

6a)	BTU True Up Dollars (line 6 x line 1a)		Dollars

	Section II	Discounts
Assign a (-) to all discounts (round to (5) decimal places)
7)	BTU/LB.: If line 2a < 10,900 BTU/LB. then:
{1 - {(line 2a) / (line 2)} * $0.2604/MMBTU
	{1 - ( ) / ( )} *$0.2604 =	$ /MMBTU
7a)	SULFUR: If line 3a is greater than 3.10 LBS/MMBTU
[ (line 3a) - (line 3) ] * 0.1232/lb. Sulfur
	[( )-( )] *0.1232 =	$ /MMBTU
7b)	ASH: If line 4a is greater than 12..80
[ (line 4a) - (line 4)] * 0.0083/MMBTU
	[( ) - ( )] * 0.0083 =	$ /MMBTU
7c)	MOISTURE: If line 5a is greater than 12.75 LBS/MMBTU
[(line 5a) - (line 5)] *0.0016/MMBTU
	[( ) - ( )] *0.0016 =	$ /MMBTU

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

Exhibit B

Total Price
	Section III	Adjustments
Determine total Discounts as follows:
8)	BTU/Lb Discount Dollars (line 7 x line 2b)	$ Dollars
9)	Sulfur Discount Dollars (line 7a x line 2b)	$ Dollars
10)	Ash Discount Dollars (line7b x line 2b)	$ Dollars
11)	Moisture Discount Dollars (line 7c x line2b)	$ Dollars
12)	Total Discount Dollars: Sum of lines 8 thru 11:	$ Dollars
Total Coal Payment Calculation
13)	Total coal payment for month:
	[(line 1 x line 1a) + line 6a]—line 12	$ Dollars

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

EXHIBIT C

Sample Diesel Fuel Price Adjustment Calculation

January 2011 Diesel Fuel Price Calculation (Quality 1)
(1) Diesel Fuel Component		$7.00	Diesel Fuel Component
(2) Calculate Diesel Fuel Component Adjustment
			Average of hypothetical base index PPIs of the three months during relevant Calculation Period for January 1, 2011 Adjustment
(a) Calculate PPI Factor		285.2	Date
	Divided by:	232.5	Average of base index PPIs for July, August and September 2009

	PPI Factor	1.227
(b) Calculate Adjustment Factor
Since PPI Factor is greater than 1.200		1.227	PPI Factor
	Less:	1.200	Upper Deadband

Adjustment Factor		0.027
(c) Calculate Diesel Fuel Component Adjustment
		$7.00	Diesel Fuel Component
	Times:	.027	Adjustment Factor

		$.19	Diesel Fuel Component Adjustment
(3) Calculate Adjusted Base FOB Price Per Ton
		$28.21	Contract Base Price Per Ton
	Plus:	$0.19	Diesel Fuel Component Adjustment

		$28.40	Adjusted Base FOB Price Per [ILLEGIBLE]
Sample PPI Data:
Figures are hypothetical — for illustration purposes only.
Sep/Oct/Nov 10/ PPI-Commodities — #2 Diesel Fuel #WPU057303
	Sep ‘l0	283.0
	Oct ‘10	285.2
	Nov ‘10	287.4

	Average	285.2
July/Aug/Sept 2009/ PPI-Commodities — #2 Diesel Fuel #WPU057303
	July ‘09	226.5
	Aug ‘09	227.6
	Sept ‘09	243.5

Base Factor (Arithmetic average)		232.5

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

This Guaranty (the “Guaranty”) is made by Armstrong Land Company, LLC (the “Guarantor”), a Delaware limited liability company, in favor of Louisville Gas and Electric Company and Kentucky Utilities Company (collectively the “Beneficiary”) in consideration of the Beneficiary entering into agreement(s) with Armstrong Coal Company, Inc. (the “Counterparty”).

1.	Guaranty: Guarantor does hereby unconditionally and absolutely guarantee to Beneficiary the full and faithful (i) payment by Counterparty of any amounts due to the Beneficiary under and pursuant to that certain Coal Supply Agreement dated on or about December , 2009, but to be effective, if at all, as of the Commencement Date (as defined therein) and any amendments thereto, (the “Agreement”) to be entered into from time to time by the Counterparty with Beneficiary related to the purchase, sale and/or exchange of coal and (ii) performance of all obligations of Counterparty now existing or hereafter arising under the Agreement, including obligations that would exist under the Agreement but for operation of any applicable provision of Title 11 (bankruptcy) of the United States Code or similar laws affecting creditor rights, or under applicable law or by agreement of Counterparty (the payment and performance obligations described in clauses (i) and (ii) above are referred to herein collectively as the “Guaranteed Obligations”) Notwithstanding anything herein to the contrary, Guarantor shall have no performance obligation to sell, deliver, supply or transport coal or any other commodity under the Agreement from any property other than the Coal Property.

This Guaranty shall replace, supercede and render null and void any existing guaranties currently in force with respect to the Agreement.

2.	Guaranty Absolute: The Guarantor guarantees that the Guaranteed Obligations will be paid or performed strictly in accordance with the terms of the Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Beneficiary with respect thereto. The obligations of the Guarantor under this Guaranty are independent of, but related to, the Counterparty’s obligations under the Agreement and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against one or more of the parties constituting Counterparty or whether one or more of the parties constituting Counterparty is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of the Agreement or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations under the Agreement, any modification, extension or waiver of any of the terms of the Agreement, or any other amendment or waiver of or any consent to departure from any term of the Agreement;

(c) any taking, exchange, release or non-perfection or the taking or failure to take any other action with respect to any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any requirement that Beneficiary proceed against one or more of the parties constituting Counterparty, any other person or entity, any collateral or any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations;

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

(e) any change, restructuring or termination of the corporate structure or existence of one or more of the parties constituting Counterparty or any of its Subsidiaries;

(f) any lack or failure of notice or any failure of Beneficiary to disclose to one or more of the parties constituting Counterparty or the Guarantor any information relating to the financial condition, operations, properties or prospects of one or more of the parties constituting Counterparty or the Guarantor, or relating to the Agreement, as the case may be, now or in the future known to Beneficiary (the Guarantor waiving any duty on the part of Beneficiary to disclose such information); or

(g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Beneficiary that might otherwise constitute a defense available to, or a discharge of, one or more of the parties constituting Counterparty, the Guarantor or any other guarantor or surety.

Notwithstanding any provision to the contrary contained herein, Guarantor’s liability hereunder shall be and is specifically limited as expressly set forth in Section 1 above. and, except to the extent specifically provided in the Agreement, in no event shall Guarantor be subject hereunder to consequential, exemplary, equitable, loss of profits, punitive, tort, or any other damages, costs, or attorney’s fees.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Beneficiary or any other Person upon the insolvency, bankruptcy or reorganization of one or more of the parties constituting Counterparty or the Guarantor or otherwise, all as though such payments had not been made. The obligations of the Guarantor under this Guaranty shall at all times rank at least pari passu in right of payment with all other unsecured and unsubordinated indebtedness (actual or contingent) of the Guarantor, except as may be required by law. This Guaranty shall continue to be effective if one or more of the parties constituting Counterparty merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.

This Guaranty is a continuing guaranty of the payment (and not of collection) and of the performance by each of the parties constituting Counterparty of its obligations under the Agreement. In no event shall Guarantor’s liability to Beneficiary exceed Counterparty’s liability under the Agreement, notwithstanding the effect of the insolvency, bankruptcy or reorganization of Counterparty. The Guarantor agrees that its obligations under this Guaranty shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of one or more parties constituting Counterparty (or the estate in bankruptcy of one or more parties constituting Counterparty) resulting from the operation of any present or future provision of the federal bankruptcy law or other similar statute.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

3.	Waivers and Acknowledgments: The Guarantor hereby waives presentment, protest, acceleration, dishonor, promptness, diligence, filing of claims with a court in the event of insolvency or bankruptcy of the one or more parties constituting Counterparty, notice of acceptance of this Guaranty and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that Beneficiary protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against one or more of the parties constituting Counterparty or any other Person or entity, or any collateral. The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

No delay of Beneficiary in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of Guarantor from any obligations hereunder nor shall any single or partial exercise by Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Beneficiary from time to time.

4.	Expenses: Guarantor agrees to pay on demand any and all out-of-pocket costs, including reasonable legal fees and expenses, and other expenses incurred by Beneficiary Counterparty in enforcing Guarantor’s obligations under this Guaranty.

5.	Subrogation: The Guarantor will not exercise any right that it may now or hereafter acquire against Counterparty that arise from the existence, payment, performance or enforcement of the Guarantor’s Obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Beneficiary against Counterparty or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Counterparty, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the obligations of Counterparty under the Agreement and all other amounts payable under this Guaranty shall have been performed or paid in full in cash (and not subject to disgorgement in bankruptcy or otherwise). If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, the Guarantor shall hold such amount as agent for the benefit of Beneficiary, which amount shall forthwith be paid to Beneficiary to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to Beneficiary of all or any part of the Guaranteed Obligations and (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash, Beneficiary will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty by Beneficiary, of all of Beneficiary’s rights and benefits under the Agreement. In the event Guarantor performs part or all of Counterparty’s obligations, Guarantor shall be entitled to Counterparty’s rights and benefits under the Agreement and shall be subrogated to Counterparty’s rights to Beneficiary with respect to such of Counterparty’s obligations so performed by Guarantor.

6.	Reservation of Defenses: Guarantor agrees that except as expressly set forth herein, it will remain bound upon this Guarantee notwithstanding any defenses which, pursuant to the laws of suretyship, would otherwise relieve a guarantor of its obligations under a guaranty. Guarantor does reserve the right to assert defenses which Counterparty may have to payment of any Guaranteed Obligation other than defenses arising from the bankruptcy or insolvency of Counterparty and other defenses expressly waived hereby.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

7.	Notices: All demands, notices and other communications provided for hereunder shall, unless otherwise specifically provided herein, (a) be in writing addressed to the party receiving the notice at the address set forth below or at such other address as may be designated by written notice, from time to time, to the other party, and (b) be effective upon receipt, when mailed by U.S. mail, registered or certified, return receipt requested, postage prepaid, or personally delivered. Notices shall be sent to the following addresses:

If to Guarantor:

Armstrong Land Company, LLC

Attn: Mr. Martin D. Wilson

7701 Forsyth Boulevard, 10th Floor

St. Louis, Missouri 63105

Phone: 314-721-8202; Fax: 314-721-8211

With Copy To:

Mason L. Miller

Miller + Wells, PLLC

300 East Main Street, Ste. 360

Lexington, Kentucky 40507

Phone: 859-281-0077; Fax: 859-281-00749

If to Beneficiary:

Louisville Gas and Electric Company

220 West Main Street

Louisville, Kentucky 40202

Attn: Director Corporate Fuels and By-Products

Phone: 502-627-2774; Fax: 502-627-3243

Kentucky Utilities Company

220 West Main Street

Louisville, Kentucky 40202

Attn: Director Corporate Fuels and By-Products

Phone: 502-627-2774; Fax: 502-627-3243

8.	Demand and Payment: Any demand by Beneficiary for performance or payment hereunder shall be in writing, signed by a duly authorized officer of Beneficiary and delivered to the Guarantor pursuant to Section 7 hereof, and shall (a) reference this Guaranty, (b) specifically identify Beneficiary, the Guaranteed Obligations to be performed or paid and the amount of such Guaranteed Obligations and (c) if applicable, set forth payment instructions. There are no other requirements of notice, presentment or demand. Guarantor shall perform or pay, or cause to be performed or paid, such Guaranteed Obligations within thirty (30) business days of receipt of such demand.

9.	Representations and Warranties of Guarantor: Guarantor represents and warrants that:

(a) it is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has the power and authority to execute, deliver and carry out the terms and provisions of the Guaranty;

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

(b) no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guaranty; and

(c) this Guaranty constitutes a valid and legally binding Agreement of Guarantor, except as the enforceability of this Guaranty may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws effecting creditors’ rights generally and by general principles of equity.

10.	Miscellaneous:

Default. Guarantor represents and warrants that to its best information, knowledge and belief, no default(s) of the Agreement are known to exist as of the date of this Guaranty. In the event Counterparty defaults in the performance of any Guaranteed Obligations under the Agreement, Beneficiary shall give written notice to Guarantor. Promptly thereafter, Guarantor shall perform or cause to be performed such obligation of Counterparty as required by the Agreement.

Assignment. The Guarantor shall not assign this Guaranty without the express written consent of the Beneficiary and any purported assignment absent such consent is void. The Beneficiary shall be entitled to assign its rights under this Agreement in its sole discretion.

Severability. If any provision or portion of a provision of this Agreement is declared void and/or unenforceable, such provision or portion shall be deemed severed from this Agreement which shall otherwise remain in full force and effect.

Amendments. No amendment of this Guaranty shall be effective unless in writing and signed by Guarantor, Counterparty and Beneficiary. No waiver of any provision of this Guaranty nor consent to any departure by Guarantor there from shall in any event be effective unless such waiver or consent shall be in writing and signed by Beneficiary. Any such waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

Successors and Assigns. This Guaranty shall be binding upon Guarantor, its successors and permitted assigns and inure to the benefit of and be enforceable by Beneficiary, its successors and assigns.

Prior Agreements. The Guaranty embodies the entire agreement and understanding between Guarantor and Beneficiary and supercedes all prior agreements and understandings relating to the subject matter hereof.

Headings. The headings in this Guaranty are for purposes of reference only, and shall not effect the meaning hereof.

11.	Limitation by Law: All rights, remedies and powers provided in this Guaranty may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Guaranty are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they will not render this Guaranty invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

ARMSTRONG COAL COMPANY, INC

LG&E/KU Contract No. J10009

12.	Governing Law: This Guaranty shall in all respects be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer effective as of this      day of December, 2009 (“Effective Date”).

Guarantor:	ARMSTRONG LAND COMPANY, LLC

	By:	/s/ Martin D. Wilson
Name: Martin D. Wilson
Title: Martin D. Wilson